Exhibit 3.8

CERTIFICATE OF FIRST AMENDMENT OF

CERTIFICATE OF DESIGNATIONS OF

THE RIGHTS, PREFERENCES AND PRIVILEGES OF THE

SERIES A-1 PREFERRED STOCK OF BIOVENTRIX, INC.

Pursuant to Sections 103 and 151 of

The General Corporation Law of the State of Delaware

Bioventrix, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The Corporation’s Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was filed with the Secretary of State of Delaware on March 29, 2023 which was amended by (i) the First Amendment to the Third Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of Delaware on January 16, 2024, (ii) the Second Amendment to the Third Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of Delaware on August 14, 2024. A Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation (the “Certificate of Designations of Series A-1 Preferred Stock”) was filed with the Secretary of State of Delaware on October 3, 2024 which was amended by the Certificate of First Amendment of Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock. No shares of Series A-1 Preferred Stock have been issued by the Corporation under the Restated Certificate, as amended, or under the Certificate of Designations of Series A-1 Preferred Stock.

SECOND: The Board of Directors of the Corporation (the “Board”) unanimously approved at a Board meeting on April 25, 2025 a resolution adopting this Certificate of First Amendment of the Certificate of Designations of the Series A-1 Preferred Stock (this “Second Amendment of the Certificate of Designations of the Series A-1 Preferred Stock”) as follows:

RESOVED: that the Certificate of Designations of the Series A-1 Preferred Stock of the Corporation be amended by increasing the amount of authorized shares designated as Series A-1 Preferred Stock from 1,200,000 shares to 3,500,000 shares from the Corporation’s authorized Blank Check Preferred Stock, with all the same powers, preferences, privileges and rights and the qualifications, limitations and restrictions as filed in the Certificate of Designations of the Series A-1 Preferred Stock.

THIRD: In accordance with, and pursuant to, Section 103 and 151 of the DGCL, the Board has deemed it in the best interests of the Corporation and has authorized and directed the officers of the Corporation to file with the Delaware Secretary of State this First Amendment of the Certificate of Designations of the Series A-1 Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment of the Certificate of Designations of the Series A-1 Preferred Stock to be signed by David Richmond, its Co-CEO, a duly authorized officer of the Corporation, on April 28, 2025.

/s/ David Richmond
David Richmond, Co-CEO

Certificate of First Amendment of Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock